Exhibit 99.1

Final Transcript

I2 TECHNOLOGIES INC: 1st Quarter 2008 Earnings Release May 6, 2008/9:00 a.m. CDT

SPEAKERS

Tom Ward – Director of Investor Relations

Pallab Chatterjee – Interim CEO

Mike Berry – CFO

ANALYSTS

Richard Mansouri – DCM Funds

Gregg Speicher – Moss Creek

PRESENTATION

Moderator	Ladies and gentlemen, good morning. Thank you for standing by and welcome to the First Quarter 2008 Earnings Release for i2 Technologies. At this time, all participants are in a listen-only mode. Later, there will be an opportunity for your questions and comments and instructions will be given at that time. As a reminder, today’s conference is being recorded. At this time I’d like to turn the conference over to our host, Director of Investor Relations, Mr. Tom Ward. Please go ahead.

T. Ward	Thank you very much, Tom. I’d like to welcome everyone to our conference call this morning. We released our first quarter 2008 results today. The release crossed the wire at 6:55 a.m. eastern time. Joining me today are Pallab Chatterjee, i2’s Interim CEO; and Mike Berry, i2’s Chief Financial Officer, who will deliver some prepared remarks. We will then

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take questions afterwards. Those of you wishing to access the Webcast of today’s conference call may do so by going to www.i2.com/investor and clicking on the Webcast link in the center of the page.

I would like to remind you that the comments we’ll make today are subject to the SEC’s Safe Harbor provision. During our commentary and during the question and answer session we will make estimates and forward-looking statements that are the current beliefs and opinions of certain members of i2 management. These statements are indicated by such terms as “plans to,” “preliminary,” “goal,” “will,” “believe,” “targeting,” “expect,” “anticipate,” “intend,” and “likely.”

They may include statements regarding the objectives and timing of the strategic review committee’s actions and the company’s ability to enhance stockholder value. They may also include statements regarding future revenues or expenses, earnings, operations and cash flows, as well as statements regarding demand for the company’s solutions and services and the company’s ability to achieve its targets, goals and initiatives. We can give no assurance regarding the achievements of these forward-looking statements as they are only estimates and the actual outcomes may be significantly different.

Additionally, we expect that some of these forward-looking statements will change in the normal course of our business and the company expressly disclaims any current intention to update forward-looking statements that we may make on today’s call. Please refer to the forward-looking statement portion of the MD&A section and the risk factor section of our most recent 10-K filing and the section titled, “i2 Cautionary Language” in the press release attached to the Form 8-K filed with the SEC today, which are available on our Web site.

During the call we may make reference to certain non-GAAP financial measures. We have posted the appropriate reconciliations of our non-GAAP to GAAP financial measures on the Investor Relations page of our Web site. I would now like to turn the call over to Pallab Chatterjee, i2’s Interim CEO.

P. Chatterjee	Thanks, Tom. Good morning, everyone. Thank you for joining us today. I want to take just a few minutes to provide you with some highlights from the first quarter of 2008, as well as give you an overview of some of the discussions we hosted at our i2 Planet event last week.

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First, we are pleased to have started 2008 with solid financial and operational performance. We recorded more than $66 million in total bookings for the first quarter, which is the highest first quarter bookings amount in the last three years, and we recorded year-over-year growth in all of our bookings categories for the quarter

In addition to the bookings amount we reported today, we also signed a long-term operations services deal with a major European high-tech customer for an aggregated value of approximately $10.5 million. Mike will provide details as to why this deal is not included in our bookings results for the quarter. However, we are very pleased with the signing of this agreement and it is another proof point on how our sales execution model is yielding strong results and our supply chain results company strategy is resonating with what the market needs today.

We continued to make strides on our strategic priorities during the first quarter and that is best seen through some of the bookings highlights from the quarter. Some examples of where we have established long-term customer partnerships based on supply chain innovation and delivering valuable outcome includes a global semiconductor company purchased i2 solutions for global demand management and customer program management. The company is already a successful user of i2 solutions for capacity planning and scheduling capabilities and will implement additional solutions, as well as the Agile Business Process Platform to help gain visibility into demand, decrease inventory levels and increase agility.

A global aerospace and defense company and a long i2 customer will expand its supply collaboration solution with us to include suppliers for another business unit belonging to the same group to leverage synergies and to collaborate closely with a largely common supply base. This will enable both business units to manage a multi-tier responsive and fully demand driven supply network on a global scale.

We also made progress on our initiatives of solutions by outcome and service excellence as evidenced by other agreements we signed during the quarter, including a global provider of branded consumer goods products selected i2 transportation solutions to drive logistics cost reductions. We will work to help this customer improve their carrier selection, optimize their planning and perform event management and dashboard reporting across its North American operations.

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Thailand’s largest petrochemical manufacturer with the third largest production capacity in all of Asia, selected i2 solutions to help streamline supply chain operations and decrease the manual intervention associated with complex business processes. We will work with this customer to help them maximize efficiency of their demand and supply plans as well as inventory management.

These few examples of deals signed in the first quarter, as well as the operations service agreement I mentioned show we’re seeing the benefits of our solution sales approach where we utilize client business managers to establish strong, long-lasting customer relationships with a focus on outcomes. A very large percentage of our CBMs were successful in concluding deals from their focused accounts this quarter. We also had over 15 deals of a total value of over one million dollars from these customers.

Now, I would like to give you a brief overview of something we introduced at Planet last week. We call it Supply Chain Management 2.0. Please note we expect to have all of the presentations and Webcasts from our general session at Planet available on our homepage Web site at i2.com in the next few days.

So, what is SCM 2.0 and why do we need it? SCM 2.0 is the next cycle of innovation in the supply chain industry. It is a new paradigm within supply chain operations that combines domain expertise, process innovation and proven tools to make business plans happen. Businesses today are moving faster than they’ve ever done and the pressure on supply chains today from macroeconomic factors is higher than it has ever been. Competition is global. Price commoditization is rapid, product lifecycles are shortening, consumer loyalty is low, and there’s a tremendous amount of competition that is utilizing global outsourcing and offshoring. In this type of environment supply chains need to be agile, flexible and adaptable. SCM 2.0 is all about getting results and it’s about getting results fast.

SCM 2.0 is built on the fast Plan-Do-Check-Act principles derived from total quality management. At i2 we’re defining total supply chain management as the approach to SCM 2.0. Our total supply chain management solutions enable plan do check act processes to make plans happen. Total supply chain management is a combination of expertise, process innovation, tools, and services built on three core elements.

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The first element is process playbooks. Supply chain process playbooks are a very powerful concept. Think of them as a set of plays for a given business process challenge that outlines various pathways to solve the issues at hand. Process playbooks are about strategic process designs and are composed of proven process templates that address organizational alignment, best practice processes and then the tools required to rapidly achieve them.

The second element is the business content library. We’ve taken our 20 years of supply chain experience and knowledge of various industries and created our business content library. Think of the content library as building blocks that compose our discrete solutions and tools to solve the toughest supply chain problems; these workflows instantiate the process playbooks.

The third element of total supply chain management is the i2 supply chain wisdom network. There seems to be a shortage of supply chain knowledge and expertise in corporations today. However, here at i2 we have assembled an extensive network of executives who have excelled at delivering supply chain results in their own careers combined with first principle supply chain experts that we have grown at i2. This network combines some of the newest whiz kids with seasoned experts. We have accumulated the world’s strongest pool of specialized SCM domain expertise and who understands how to create results in various industries and business environments.

In addition to these core elements, as I mentioned just now, SCM 2.0 is also including supply chain managed services. For those companies who do not have expertise inside their company to solve their supply chain challenges, they can capitalize on the extensive knowledge and expertise that we have and entrust their supply chain operations to us. A great example of this is the operations services agreement we signed this quarter that I mentioned previously.

Our supply chain results company strategy is working. It has created new opportunities for us. You can see the benefits in our bookings results the last two quarters, with total bookings growth of 28% year-over-year in the fourth quarter of 2007 and 8% year-over-year in the first quarter of 2008. We’re excited about the opportunities ahead of us and we look forward to sharing our progress with you in the evolution of SCM 2.0. With that, I would like to turn it over to Mike who will review the first quarter financial results with you. Mike?

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M. Berry	Great. Thank you, Pallab. Good morning, everyone. This morning I will go over our first quarter financial results and also provide a high-level outlook for the second quarter of 2008. Additionally, you can find a presentation of our supplemental financial results for the first quarter on the Presentations page of the Investor Relations section of our Web site. Let’s get started.

First, let’s go over some of the financial highlights for the quarter. Total bookings in the first quarter were $66.4 million, which includes $8.6 million of software solutions bookings. The $66.4 million represents the contracted value of non-contingent bookings signed during the first quarter across all of our revenue categories. The $66.4 million in total bookings in the first quarter was higher than our expectations due to better than expected bookings across all of our bookings categories. We recorded year-over-year growth in each of our bookings categories, with total bookings growing 8% year-over-year for the first quarter. Included in the $8.6 million of software solutions bookings, slightly more than half, or $4.7 million, is related to new freight matrix subscriptions/recurring agreements.

In addition to the bookings amount we reported today, as Pallab mentioned, we also signed a long-term operations services deal with a customer for an aggregate value of approximately $10.5 million. We did not include this deal in our bookings results for the first quarter because the agreement contained certain customer-specific contingencies. We currently expect to include the non-contingent portion of the contract in our bookings results on a rolling basis as the specific contingencies are lifted. At this point we expect to begin recording revenue for this deal in the third quarter of 2008.

We are pleased to have either met or exceeded our expectations in many of our financial metrics this quarter. Revenue was in line with our expectations and we are very pleased to report year-over-year growth for the quarter in maintenance revenue. This is the first quarter in a long time that we recorded year-over-year growth in maintenance revenue, and I will provide more detail on this and our other revenue components during my discussion of the income statement in a few minutes.

Total revenue for the first quarter was $62.6 million. Our GAAP net income applicable to common stockholders was $2.6 million, or $0.10 per share on a diluted basis. Our first quarter non-GAAP net income

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applicable to common stockholders, which is GAAP net income applicable to common stockholders excluding $2 million in stock option expense, was $4.6 million, or $0.17 per share on a diluted basis.

We generated cash from operating activities in the first quarter of $8.9 million. This was higher than our internal expectations due mainly to stronger than expected cash collections. Importantly, this is the fourth quarter in a row that we have reported positive cash flow from operations, and over the last four quarters we have generated nearly $32 million in cash flow from operations.

Finally, we ended the first quarter of 2008 with a total cash balance of $138.9 million, which includes $7.3 million of restricted cash. Our net working capital, a very important financial measure for us, continued its improving trend and was $73.8 million at the end of the first quarter of 2008.

Let’s move on and discuss our income statement in more detail. My discussion will include comments on the year-over-year changes in our income statement, and with regard to some metrics I will also provide a trailing four quarter amount, as we believe those metrics help to highlight the trends we are seeing in our business.

As I mentioned previously, total revenue for the first quarter of 2008 was $62.6 million, which was $3 million or 5% lower than total revenue in the first quarter of 2007. I would like to remind you that the first quarter of 2007 total revenue amount of $65.6 million included $2.5 million in contract revenue. On an operating revenue basis, which is total revenue excluding contract revenue, revenue was down $600,000 or one percent year-over-year in the first quarter.

Software solutions revenue was $11.7 million in the first quarter of 2008 versus $13.4 million in the first quarter of 2007. The components of the $11.7 million of software solutions revenue are as follows: $200,000 in software solutions revenue recognized from current quarter bookings, $5.2 million in revenue recognized from prior period bookings, and $6.2 million recognized from subscription recurring transactions, virtually all of which is recognized from prior period bookings as well.

The year-over-year decrease in the first quarter is due primarily to less revenue recognized from current quarter bookings in the first quarter of 2008 versus the first quarter of 2007. In the first quarter of 2007 we

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reported approximately $1.8 million in revenue from current quarter bookings compared to only $200,000 in the first quarter of 2008. This is due to both the quantity and type of new software solutions bookings in the first quarter of 2008.

As I mentioned in my opening remarks, more than half of our software solutions bookings in the first quarter of 2008 were from subscription recurring transactions where the related revenue from these deals is generally recognized over a one- to three-year period.

Now, let’s discuss services revenue. Services revenue was $28.8 million in the first quarter of 2008, up $150,000 or one percent compared to the first quarter of 2007. The increase in revenue was due to an 8% increase in the overall blended billable rate compared to the first quarter of 2008 partially offset by 5% fewer total billable hours.

Services revenue in the first quarter of 2008 was slightly below our expectations. While we continue to record solid growth in our services bookings, we are beginning to see some customers extend the length of their services engagements due to budgetary constraints. While we have not seen any significant cancellation of projects, the current economic pressures do appear to be showing up in extending some larger projects which may limit our services growth in the near-term.

Maintenance revenue finished at $22.1 million for the first quarter of 2008, an increase of $1.1 million or 5% from the first quarter of 2007. The increase was driven primarily from the incremental maintenance contract signed during the past four quarters and the limited negative impact from contract renegotiations. We are very pleased to report year-over-year growth in maintenance revenue, but as we consistently say, one quarter does not make a trend. While we are not yet prepared to say that we have permanently reversed the negative trend in our maintenance revenue, we are very encouraged with the metrics seen in maintenance over the past several quarters. Additionally, as we have been saying for several quarters now, our maintenance revenue has been decreasing at a much slower rate. During the first quarter of 2008 our trailing four quarter drop in maintenance revenue was down to 2%.

Let’s move on to discuss total costs and expenses. Before we go through these details of the first quarter expenses, I do want to mention a couple of things.

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First, due to the continued evolution of our business model to a more services-oriented approach and as our services revenue becomes a greater proportion of our total revenue, we felt that it was important to break out our cost of services into a separate category on the income statement in order to clearly show the profitability of our services business. We have segregated this cost line in the first quarter results for 2008 and 2007. Please see the financial metrics schedule on the Investor Relations page of our Web site for 2007 historical quarterly detail.

Second, as part of our refocus late last year to a sales approach centered on customer business units, we identified 28 associates from our services organization and changed their job responsibility so that their primary focus is now on selling new business to existing customers. Since these associates’ new responsibilities are focused on selling and we changed their performance measurement and compensation structure, we are now including them as part of our sales organization. This change in role shifted approximately $1.5 million of expense this quarter from cost of services to sales and marketing in the first quarter of 2008.

This did not have an impact on total expenses. It was merely a movement between services and sales. Since this is a change in job responsibility, we did not adjust prior period expenses. So please keep this in mind as you compare trends to prior period results for Q1 and the rest of the year.

With that said, let’s move on to the details of the first quarter operating expenses. Total cost and expenses in the first quarter of 2008 were $58.5 million, $1.6 million or 3% lower than the first quarter of 2007. As I mentioned previously, we have broken out our cost of services on our income statement. Cost of services was $22.5 million in the first quarter of 2008, a decrease of $1.4 million or 6% year-over-year compared to the first quarter of 2007. This year-over-year decrease was due primarily to the change in the job responsibilities of the 28 employees I just mentioned who moved from services to sales and marketing.

Our services gross margin for the first quarter of 2008 was 22.1%. Cost of maintenance was $2.8 million in the first quarter of 2008. Our maintenance margin in the first quarter of 2008 was 87.1%, consistent with the maintenance margin we saw in the full year 2007.

Our next expense category is sales and marketing expense. Sales and marketing expense increased $250,000 or 2% in the first quarter of 2008 compared to the prior year period. Excluding the expense associated with

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the 28 associates whose primary responsibilities changed from sales to service during the first quarter, sales and marketing declined approximately $1.3 million year-over-year due mainly to the reorganization plan that was implemented in the third quarter of 2007.

Research and development expenses declined $1.2 million or 13% year-over-year in the first quarter. This decrease was primarily due to a reduction in contractor costs in the first quarter of 2008 compared to the first quarter of 2007 and lower overall payroll related expenses.

Our general and administrative expense for the first quarter increased $600,000 year-over-year or 6% due to an increase of approximately $1.4 million in our investment in patent litigation activities, which was partially offset by lower stock compensation expense in the first quarter of 2008 compared to the first quarter of 2007.

We had $430,000 of non-operating income in the first quarter of 2008, which reflects the net amount of interest income, interest expense, bank fees, foreign exchange gains or losses and other miscellaneous income and expense. We reported other income for the first quarter of 2008 due mainly to a refund received of interest paid on payroll taxes from many years ago.

While we experienced higher interest income compared to interest expense through all of 2007, that trend reversed in the first quarter of 2008 due primarily to lower rates on our investment balances.

Our income tax provision was $1.1 million in the first quarter of 2008, which included foreign withholding taxes, foreign income taxes and tax expense associated with FIN 48. The tax provision in the quarter was below our normal quarterly expense due primarily to a net refund from an international tax authority of approximately one million dollars for previously paid taxes.

After subtracting out the preferred stock dividend and accretion discount, net income applicable to common stockholders finished at $2.6 million and diluted earnings per share applicable to common stockholders for the quarter was $0.10. For those of you joining us today who use non-GAAP measures to evaluate our performance, for the first quarter of 2008 non-GAAP diluted EPS was $0.17 per share compared to non-GAAP diluted EPS of $0.16 per share in the first quarter of 2007.

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I would like to remind you that we have a full reconciliation of our GAAP to non-GAAP amounts on our Web site under the Investor Relations section. The reconciliations posted are consistent with items and definitions we have discussed today and all historical amounts have been previously disclosed in company filings.

Let’s discuss the balance sheet. I will provide comparisons of the first quarter 2008 balance sheet versus the balance sheet as of the end of 2007. Total assets increased $13.5 million from the end of 2007 primarily due to an increase in cash and equivalents, which includes restricted cash of $9.4 million, an increase in other current assets of $3.1 million and an increase in accounts receivable of $2.3 million. This was partially offset by a decrease in fixed assets of $900,000. The increase in cash and equivalents was due mainly to the strong cash generated from operations during the quarter.

Current liabilities increased $4.6 million primarily due to increases in net deferred revenue of $7.3 million and accrued liabilities of $1.8 million. These increases were partially offset by a decrease in accrued compensation of $5.2 million due mainly to the payment of annual bonuses in the first quarter. Largely as a result of these changes we ended the first quarter with approximately $74 million in positive net working capital, up from $64 million of positive net working capital at December 31, 2007.

At the end of the first quarter 2008 our total cash and equivalents balance, which, again, includes restricted cash of $7.3 million, was $138.9 million. We ended the quarter with approximately $53 million more cash than the face value of our total debt of approximately $86.3 million.

Let’s move on to the cash flow statement. As I mentioned earlier, we generated cash flow from operating activities of $8.9 million in the first quarter of 2008. The $8.9 million in the first quarter was significantly better than the $6.6 million of cash used in operations in the first quarter of 2007. The main components of the $15 million improvement are as follows: Higher cash inflows of $7 million from higher cash collection in the previously mentioned tax refunds received in the first quarter of 2008, lower cash disbursements of $8 million, which resulted from lower annual bonus payments and not having the $5 million of non-operating legal payments incurred in the first quarter of 2007.

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Cash provided by investing activities was one million dollars in the first quarter and was primarily provided by restrictions released on our restricted cash. We are very pleased that we have now recorded our fourth quarter in a row of positive cash flow from operations. Over the last four quarters we have generated approximately $32 million in cash flow from operations. You can be assured we will continue to focus on this important metric going forward.

Now, I want to discuss our current outlook. We currently expect second quarter 2008 financial results to be reasonably comparable to the first quarter of 2008, excluding the effect of incremental investment in our patent litigation lawsuits as well as higher income tax expense. Let me do that one more time. We currently expect second quarter 2008 financial results to be reasonably comparable to the first quarter of 2008 excluding the effect of incremental investment in our patent litigation lawsuits, as well as higher income taxes.

While we do expect services revenue to increase sequentially in the second quarter of 2008, we will also incur the expense associated with our annual i2 Planet conference in the second quarter of 2008. We currently expect our patent litigation investment to be between $2.5 million and $3 million for the second quarter compared to $1.4 million in the first quarter of 2008. We currently expect our income tax provision to be between $1.5 million and $2 million for the second quarter of 2008.

Additionally, we expect stock option expense to be approximately $2 million in the second quarter of 2008. Finally, we expect cash flow from operations to be positive in the second quarter of 2008, although we do expect the amount to be lower than the first quarter due primarily to lower cash collections in the second quarter compared to the first quarter.

Before we go into Q&A, for those of you joining us on the call this morning who have not had a chance to read the earnings release from this morning I would like to note that we will be hosting a conference call tomorrow afternoon, Wednesday, May 7th at 6:00 p.m. eastern time to provide an update on the strategic review committee’s progress. Jack Wilson, Sanjiv Sidhu and certain members of i2 management will participate on that conference call and take questions afterwards. Because of the call tomorrow we will not be taking any questions today about the strategic review committee’s progress.

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That concludes my prepared remarks. Operator, we would now like to open the lines for Q&A.

Moderator	Thank you. One moment, please, for our first question. Our first question today comes from the line of Richard Mansouri with DCM Funds. Please go ahead.

R. Mansouri	Yes. Thank you. By the way, these are very impressive results; I mean to be able to generate this kind of cash flow and see this kind of revenue stability in this environment. You guys truly should be congratulated. I just had an accounting question about the NOL. Can you give me an approximation as to what your current NOL position is, please?

M. Berry	Hello, Richard. It’s Mike Berry. Certainly, and we did this time on the 10-K, if anyone else has any questions, you can take a look at … 13. The U.S. federal net operating loss carry forwards for domestic federal tax purposes, the NOL is about $1.8 billion.

R. Mansouri	Right. That’s … 31 and you haven’t, to your knowledge, had to make any changes to that subsequently in terms of reduction or increase in that balance. Is that fair?

M. Berry	There has not been any significant changes to that balance. That is fair.

R. Mansouri	Got it. Okay. Thanks a lot.

M. Berry	Thank you.

Moderator	We will go to the line of Gregg Speicher representing Moss Creek. Please go ahead.

G. Speicher	Good morning, gentlemen. I would like to agree; it was a good quarter. In talking about Q1, could you talk about the linearity?

P. Chatterjee	Linearity of bookings during the quarter?

G. Speicher	Yes, that’s correct. How did the quarter start? How did it end up?

P. Chatterjee	Well, we did have some amount of deals done in the January time frame and February. Actually, the linearity was reasonably better than previous quarters. We still are in the software business. The third month of the quarter is still the highest month, but we did have enough in the first and second months.

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G. Speicher	Okay. How is April trending?

M. Berry	We’ll stick with what we talked about with Q2, Gregg. You know that we don’t give inter-quarter updates.

G. Speicher	Okay. All right. Fair enough. Then on the recurring revenues, did you say there was a nice freight matrix deal in there, or a few different deals? Maybe I misheard you there.

M. Berry	Let me make sure to say it exactly. We said that there are slightly more than half, or $4.7 million is related to new freight matrix subscription recurring agreements - plural.

G. Speicher	Okay. Not bad. Not bad. Will that continue to increase throughout the year based on these deals, or will that sort of flat line and then you have to find more growth?

M. Berry	I think that depends entirely on whether they are new or reups of current agreements. We have both of them. We have current freight matrix agreements that come up for renegotiation on an annual basis, sometimes every three years. So, it’s a mix of new as well as resigning deals. That’s going to vary, quite frankly, by quarter, Gregg.

G. Speicher	All right. Fair enough. When I talked to some customers, we’ve gotten to sort of an era where all smaller software companies are sort of in discussions about M&A. Do you find a lot of pushback, or is there some concern out there?

P. Chatterjee	Well, from our point of view, we really are focusing on our current customer base and our CBM model. These customers have been doing business with us for a long time. Our whole major strategy is to continue to increase our share of wallet. That’s really been the first major line which is generating our bookings.

As far as trends in the industry, we will talk about the results of the strategic review committee tomorrow, as we said.

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G. Speicher	Okay. All right. Just one more. From sort of a high level, what module or area do you think customers are just most interested in right now? Is there one particular area, or is each customer still sort of unique?

P. Chatterjee	Well, if you look at the macroeconomics of today’s business, there is a significant increase in transportation due to what’s happening in oil prices. Trying to bring goods from factories in Asia to markets in Europe and U.S. is a major cost increase these days. That’s gotten a lot more attention. We are getting a lot of attention in our retail business because of the compelling work that we’ve done in fashion retail and in the high tech business, a very significant interest in sales and operations management for much tighter management of the business today.

G. Speicher	Okay. Thank you very much.

Moderator	There are no other participants queuing up at this time.

P. Chatterjee	Okay. Thank you very much. I would like to thank all of you for spending the time with us and we appreciate your attention. Thank you.

M. Berry	Thank you, everyone.

Moderator	Ladies and gentlemen, this conference will be available for replay after 11:00 a.m. this morning until May 7th at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code of 919955. International participants may dial 1-320-365-3844.

That does conclude our conference for today. Thank you for your participation and for using the AT&T Executive Teleconference. You may now disconnect.